FORM OF COVENANT NOT TO COMPETE
           AND CONSULTING AND NON-DISCLOSURE AGREEMENT


PARTIES:  _______________ ("Employee")

          Americold Corporation, an Oregon corporation, and its divisions, subsidiaries and affiliates ("Americold")

DATE:                 , 1995

RECITALS:

A.   This Covenant Not to Compete and Consulting and Non-
     Disclosure Agreement ("Agreement") is executed concurrently with an Employment Agreement between Americold and Employee of this same date (the "Employment Agreement").

B. Over the course of Employee's employment with Americold, Employee will be and has been exposed to and/or in a position to generate confidential information including but not limited to confidential techniques, methods, styles, designs and design concepts, developments, customer lists, vendor lists, pricing information, business plans, marketing plans, sales information, methods of operation, knowledge and data relating to processes, products and machines. It is anticipated that Employee will continue to be exposed to confidential information, will be exposed to more confidential information and to confidential information of greater sensitivity as Employee advances in the company. This confidential information is information peculiar to Americold's business. The nature of Americold's business is highly competitive, and disclosure of any confidential information would result in severe damage to Americold and be difficult to measure.

C. Americold makes use of the confidential information described in paragraph B above throughout the United States.
     This confidential information of Americold can be used to Americold's detriment anywhere in the United States.

D.   The provisions of this Agreement are reasonable.

AGREEMENTS:

     1. Consulting Services. In consideration of Employee's covenant set forth in paragraph 2 hereof, Americold agrees that, unless Employee's employment is terminated (i) due to his death or disability, (ii) by Americold "for cause" or "without cause," or (iii) by Employee without "good reason" (as such terms are defined in paragraph 7 of the Employment Agreement), it shall retain the services of Employee as a consultant to Americold, and Employee agrees to provide such consulting services, for a period of 24 months, commencing on the date Employee's employment terminates; provided that Americold may elect at its sole discretion to retain Employee for such consulting services if it terminates Employee for cause or Employee terminates employment without good reason, in which event Employee shall be obligated to provide such consulting services.

     2. Covenant Not to Compete. During the period of time Employee is employed by Americold, under the terms of any employment contract or otherwise, and (i) for 24 months thereafter or until July 31, 2000, whichever occurs first, if Americold terminates Employee "for cause" (as defined in paragraph 7 of the Employment Agreement), or (ii) for 12 months thereafter or until July 31, 2000, whichever occurs first, if Employee terminates employment with or without "good reason" (as defined in paragraph 7 of the Employment Agreement), Employee will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any business engaged anywhere in the United States in the public refrigerated warehouse business or any other business which directly competes with Americold or any of its subsidiaries or affiliated corporations; provided that ownership of less than 1 percent of the outstanding stock of a publicly traded corporation shall not be deemed to be a violation of this paragraph 2.

     3. Consideration. The covenant not to compete described above is necessary to and part of the consideration for Americold's agreement to provide Employee all the benefits and terms set forth in this Agreement and the Employment Agreement and to retain Employee as a consultant and to pay Employee either
(i) a monthly payment payable on the first day of each month equal to Employee's last monthly salary for the 24-month period after termination of employment, if Employee terminates employment for "good reason;" (ii) a monthly payment payable on the first day of each month equal to Employee's last monthly salary for the 12-month period after termination of employment or until Employee finds alternative employment consistent with the obligations of this Agreement, whichever occurs first, if Employee terminates employment without "good reason;" or (iii) in any other case, including, without limitation, termination without cause, in which Americold elects to retain Employee for consulting services pursuant to paragraph 1 above, an hourly payment for consulting duties as provided in paragraph 4 below. Such monthly payments, where applicable, shall be the same as and shall not be in addition to the payments provided in paragraph 7 of the Employment Agreement upon termination of Employee's employment.

     4. Payment Upon Termination Without Cause. As part of the consideration for Employee's agreement to enter into the covenant not to compete described above, Americold agrees that, so long as this Agreement remains in effect. If Americold terminates Employee "without cause" (as defined in paragraph 7 of the Employment Agreement) at any time upon or after the expiration of the Employment Agreement, Americold shall pay Employee a monthly payment and to Employee's last monthly payment for 24 months after termination of employment, payable on the first day of each month, with no further obligation by employee to satisfy the non-compete consulting provisions set forth in this Agreement.

     5. Consulting Duties. Except as otherwise provided in paragraph 1, Employee agrees to make himself available to Americold as a consultant at reasonable times and upon reasonable notice. So long as Employee is entitled to receive monthly payments as provided in paragraph 3 above, Employee shall not be entitled to any other compensation for his consulting work. In the event Employee performs consulting work for Americold during a month in which he is not receiving such monthly payments, Americold shall pay Employee at the rate of $225 per hour within 30 days after receipt from Employee of a statement for consulting services rendered. At all times, Americold shall reimburse Employee his reasonable expenses incurred as a consultant for Americold, in accordance with its applicable policies and practices.

     6. Other Services. Nothing in this covenant shall preclude Employee from rendering services to any other person or entity during the consulting period or during any period in which this covenant is otherwise in effect. So long as those services are not otherwise expressly prohibited by the terms and conditions hereof (including, without limitation, paragraph 2 or paragraph 8). If Employee does render any such permissible services to any third party, the obligations of Americold to Employee hereunder shall not be reduced, mitigated or otherwise offset by any compensation received thereby.

     7. Lesser Restrictions. Should any of the terms of paragraph 2, above, be found unreasonable or invalid by any court of competent jurisdiction, the parties agree to accept as binding, in lieu thereof, the maximum terms enforceable by law.

     8. Extension of Time. The covenant not to compete described in paragraph 2, above, shall be extended by a time period equal to any time consumed in enforcement of the obligations hereunder during which Employee engaged in activities violating the covenant not to compete.

          9. Non-Disclosure Agreement. During the period of employment by Americold and forever thereafter, Employee will hold in confidence all information of a confidential nature, including but not limited to the information described in Recital B (all of which information of a confidential nature shall hereinafter be referred to as "Confidential Information"), and will not, at any time, directly or indirectly, use any Confidential Information for any purpose outside the scope of Employee's employment with Americold or disclose any Confidential Information to any person or organization without the prior written consent of Americold. Specifically, but not by way of limitation, Employee shall not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any Confidential Information without the prior written consent of Americold.

     10. Return of Confidential Documents. Except to the extent Americold expressly agrees otherwise in writing, upon termination of Employee's employment and upon written request by Americold at any other time, Employee shall return to Americold all documents, records, notebooks and other similar repositories of or containing Confidential Information, including all copies thereof, then in Employee's possession, whether prepared by Employee or others, and deliver to Americold any and all other Confidential Information, in whatever form, that may be in Employee's possession or under Employee's control.

     11. Unauthorized Use. During the period of employment with Americold and thereafter, Employee shall notify Americold immediately of the unauthorized possession, use or knowledge of any Confidential Information by any person employed or not employed by Americold at the time of such possession, use or knowledge. Employee shall promptly furnish details of such possession, use or knowledge to Americold, will assist in preventing the reoccurrence of such possession, use or knowledge, and shall cooperate with Americold in any litigation against third parties deemed necessary by Americold to protect the Confidential Information. Employee's compliance with this paragraph shall not be construed in any way as a waiver of any of Americold's rights or remedies against Employee arising out of or related to such unauthorized possession, use or knowledge.

     12. Injunctive Relief. The remedy at law for any breach of this Agreement will be inadequate. It is reasonable to require that Employee not compete with Americold in order to protect Americold from unfair use of the Confidential Information. Americold shall be entitled to injunctive relief in addition to any other remedy it may have. A breach of this Agreement during the period of Employee's employment with Americold shall be considered a breach of the terms of that employment, and Americold shall have the right to terminate Employee's employment in addition to any other rights or remedies Americold may have.

     13. Waiver, Amendment, Modification or Cancellation. No waiver, amendment, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than the act or acts specifically referred to therein.

     14. Applicable Law/Jurisdiction/Venue. This Agreement and Employee's obligations hereunder shall be construed according to the laws of the state of Oregon and Employee hereby submits to the jurisdiction of the courts of the state of Oregon and waives application of any foreign law relating to this Agreement and Employee's employment by Americold. Any suit or action of any kind relating to this Agreement or the subject matter hereof shall be brought in a court located in Multnomah County, Oregon.

Employee                                Americold Corporation


                              By
                              Title

112108

SCHEDULE TO EXHIBIT 10.3

Form of Covenant Not to Compete and Consulting and Non-Disclosure
Agreement

     The Covenant Not to Compete and Consulting and Non-Disclosure Agreements between Americold Corporation and the employees named below (the "Agreements") are identical in all material respects other than with respect to the date of each Agreement and the duration of the covenant not to compete as described in Section 2 of the Agreement, which are as follows for each employee:


                         Date of             Duration of Covenant
Employee                 Agreement           Not to Compete

Ronald H. Dykehouse      November 1, 1995    Agrees not to compete
                                             with Americold
                                             Corporation during
                                             duration of employment,
                                             whether under an
                                             employment agreement or
                                             otherwise; and for 24
                                             months thereafter or
                                             October 31, 2000,
                                             whichever occurs first.

Joel M. Smith            August 1, 1995      Agrees not to compete
                                             with Americold
                                             Corporation during
                                             duration of employment,
                                             whether under an
                                             employment agreement or
                                             otherwise; and for 12
                                             months thereafter
                                             (unless terminated for
                                             cause, in which case 24
                                             months) or until July
                                             31, 2000, whichever
                                             occurs first.

John P. LeNeveu          August 1, 1995      Same as above

F. Stanley Sena          August 1, 1995      Same as above

J. Roy Coxe              August 1, 1995      Same as above


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